Exhibit 99.1
Contact:

Jennifer Flachman
AMERCO Investor Relations
(602) 263-6601
flachman@amerco.com

For Immediate Release

AMERCO AMENDS $465 MILLION REAL ESTATE LOAN

Reno, Nev. August 21, 2006, AMERCO (Nasdaq: UHAL) announced today that it has amended its existing $465 million Real Estate Loan. The loan, which is funded by Merrill Lynch Commercial Finance Corp., will increase availability to $500 million and extend the final maturity date to August 2018.

The amount outstanding on the existing loan was $242 million prior to the amendment. Immediately following the amendment, the amount outstanding is $300 million. Concurrent with the loan amendment, the Company entered into an interest rate-swap contract hedging the rate on the initial $300 million borrowed.

The amended agreement reduces the cost associated with servicing the loan, and provides AMERCO with improved flexibility. After the funding of this loan, the Company has more than $300 million in cash and $300 million in availability.

“We are well positioned, as a result of these and other initiatives we have taken, to continue to enhance AMERCO’s financial flexibility and capital structure, while maintaining our focus on profitability,” stated Gary Horton, treasurer of AMERCO.

Separately, on June 2, 2006, the company notified the lender of its CMBS Mezzanine Loan, Morgan Stanley Mortgage Capital, Inc., of its intent to prepay the loan in full on August 30, 2006. There are no prepayment fees or penalties associated with the planned prepayment of this loan.

AMERCO is the parent company of U-Haul International, Inc., North America’s largest do-it-yourself moving and storage operator, AMERCO Real Estate Company, Republic Western Insurance Company and Oxford Life Insurance Company. With a network of over 15,400 locations in all 50 United States and 10 Canadian provinces, the Company has the largest consumer truck-rental fleet in the world, with over 93,000 trucks, 80,675 trailers and 33,500 towing devices.

U-Haul has also been a leader in the storage industry since1974, with more than 377,000 rooms and approximately 33 million square feet of storage space at nearly 1,050 owned and managed facilities throughout North America.

For more information about AMERCO, please visit www.amerco.com

Certain of the statements made in this press release regarding our business constitute forward-looking statements as contemplated under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those anticipated as a result of various risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. For a brief discussion of the risks and uncertainties that may affect AMERCO’s business and future operating results, please refer to Form 10Q for the quarter ended June 30, 2006, which is on file with the SEC.
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